Exhibit 10.1

PLAN OF CONVERSION

OF

VIRGINIA MUTUAL INSURANCE COMPANY

Under Section 38.2-1005.1 of the Virginia Code

ARTICLE VII	POLICIES	15
7.1	Policies	15
7.2	Determination of Ownership	15
7.3	In Force Policies	16
7.4	Status of Policies on Effective Date	17

ARTICLE VIII	ADDITIONAL PROVISIONS	17
8.1	Interpretation of the Plan	17
8.2	Amendment	17
8.3	Termination	18
8.4	Compensation of Directors, Officers, Agents and Employees	18
8.5	Notices	18
8.6	Costs and Expenses	18
8.7	Governing Law	18
8.8	Miscellaneous	19

EXHIBIT A	Agreement and Plan of Merger

EXHIBIT B	Form of Articles of Incorporation of VMIC following Conversion

EXHIBIT C	Form of By-Laws of VMIC following Conversion

EXHIBIT D	New Board of Directors

EXHIBIT E	Opinion Regarding Fair Value

PLAN OF CONVERSION

OF

VIRGINIA MUTUAL INSURANCE COMPANY

Under Section 38.2-1005.1 of the Virginia Code

SUMMARY OF THE CONVERSION

This Plan of Conversion has been adopted by the Board of Directors (the “Board”) of Virginia Mutual Insurance Company, a mutual insurance company organized pursuant to Sections 38.2-1001 and 13.1-818 et seq. of the Virginia Code (“VMIC”), at a meeting duly called and held on September 7, 2006 (the “Adoption Date”).

This Plan has also been approved by the Board of Directors of Alfa Corporation, a Delaware corporation (“Alfa Corp.”), whose affiliates control VMIC pursuant to a Strategic Affiliation Agreement dated April 9, 2001 (the “Affiliation Agreement”) (Alfa Corp. and its subsidiaries and affiliates are sometimes referred to herein collectively as “Alfa”).

Certain capitalized terms used in the Plan are defined in Article I.

The Plan provides for the conversion of VMIC from a domestic mutual insurer to a domestic stock insurer in accordance with the requirements of Section 38.2-1005.1 of the Virginia Code, and for Alfa Corp.’s immediate acquisition of the demutualized VMIC (the total transaction being referred to as the “Conversion”). The Conversion will be effected by a statutory merger, as permitted by Sections 38.2-1005.1.D and 13.1-898.1 of the Virginia Code. A newly formed Virginia corporation (“Merger Sub”), which is a wholly owned subsidiary of Alfa Corp., will be merged with and into VMIC, with VMIC as the surviving company in the merger. Following the Conversion, VMIC will be a stock corporation and a wholly owned subsidiary of Alfa Corp. VMIC will change its name to “Alfa Alliance Insurance Corporation.”

BACKGROUND AND

REASONS FOR THE CONVERSION

Prior to April 2001, VMIC experienced financial challenges that caused its management to become concerned that the company would not be able to sustain its then-current operations for the long-term. Because of its mutual corporate structure, however, VMIC did not have certain capital raising and business combination opportunities available to it. Thus, on April 9, 2001, VMIC executed the Affiliation Agreement, and the transaction received approval from the Virginia Bureau of Insurance on August 8, 2001. Pursuant to the Affiliation Agreement, which became effective August 10, 2001, Alfa affiliates assumed control of VMIC’s operations, placing Alfa representatives on the Board. Alfa affiliates manage VMIC’s operations, have made loans to VMIC in the form of a surplus note, and reinsure 80% of VMIC’s policy liabilities. The Alfa companies did not, however, assume responsibility for many of VMIC’s other liabilities, such as previously existing employee benefit plan obligations.

Since the affiliation in 2001, Alfa’s assistance and control has helped VMIC regain solid financial operations. Sustainable growth for the future, however, is difficult and administratively cumbersome under the current affiliation arrangement. Alfa, including its representatives that comprise the Board, believe that it is in the best interests of the Members for VMIC to convert to a domestic stock insurer and become a wholly owned subsidiary of Alfa Corp.

As a wholly owned subsidiary of Alfa Corp. following the Conversion, VMIC will become part of an organization that has a more than fifty-year history of financial stability. VMIC could potentially be included as a 100% participant in Alfa’s current reinsurance pooling arrangement. This participation could allow all of VMIC’s policyholder liabilities to be aggregated with those of the other members of the pooling arrangement, and VMIC will have a greater assurance of maintaining the “Excellent” rating from A.M. Best Company that the other Alfa property and casualty insurers in the group currently hold.

With respect to capital structure, after the Conversion Alfa Corp. will be able to more cost-effectively capitalize VMIC to support growth. Operational synergies are expected to increase including, for example, the use of certain shared holding company functions. In addition, the incentives of employees who provide services to VMIC will be more closely aligned with those of other Alfa employees, because they will all be part of the financial success of the overall Alfa organization.

BENEFITS FOR THE VMIC POLICYHOLDERS

The Conversion will provide Eligible Policyholders with an opportunity to receive cash in exchange for their otherwise illiquid Membership Interests, which will be exchanged for cash in the Conversion. Thus, Eligible Policyholders will realize economic value from their Membership Interests that is not currently available to them if VMIC remains a mutual company.

All Policies of VMIC that are In Force on the effective date of the Conversion shall continue In Force under the terms of those Policies, except that all voting and other membership rights of the policyholders provided for under the Policies or under the laws of the Commonwealth of Virginia, shall be extinguished on the effective date of the Conversion.

BOARD RECOMMENDATION

The Board, which is comprised solely of Alfa representatives, has unanimously determined that the Plan is fair and equitable to the Members, both as to their Membership Interests and as to their contractual interests as policyholders of VMIC.

ARTICLE I

DEFINITIONS

As used in the Plan the following terms have the following meanings:

“Adoption Date” is defined in the first paragraph of the “Summary of the Conversion.”

“Affiliation Agreement” is defined in the second paragraph of the “Summary of the Conversion.”

“Aggregate Consideration” is defined in Section 3.1(a).

“Aggregate Earned Premium Amount” means an amount equal to the aggregate amount of all Net Earned Premiums paid by all of the Eligible Policyholders during the Calculation Period with respect to Policies owned by such Eligible Policyholders that are In Force on the Effective Date. Any policy that was canceled or terminated prior to the Effective Date shall not be counted for purposes of determining the Aggregate Earned Premium Amount, regardless of whether such policy was replaced by or was of a similar character to a Policy that is In Force on the Effective Date. Premium refunds ordered by the insurance regulatory authority of North Carolina, which were processed during the Calculation Period but related to premiums earned by VMIC prior to the Calculation Period, will be included in the Aggregate Earned Premium Amount.

“Alfa” is defined in the second paragraph of the “Summary of the Conversion.”

“Alfa Corp.” is defined in the second paragraph of the “Summary of the Conversion.”

“Amended Articles” is defined in Section 2.3(b).

“Amended By-Laws” is defined in Section 2.3(c)(iii).

“Board” is defined in the first paragraph of the “Summary of the Conversion.”

“Calculation Period” means the period beginning on January 1, 2003 and ending on the Effective Date.

“Commission” means the Virginia State Corporation Commission, which includes the Bureau of Insurance, the primary regulator of VMIC under applicable Virginia law.

“Company Records” means the records of VMIC.

“Conversion” is defined in the fourth paragraph of the “Summary of the Conversion.”

“Effective Date” is defined in Section 2.3(a).

“Eligible Policyholder” means a Person who, on the Effective Date, was the Owner of one or more Policies. VMIC may deem a Person to be an Eligible Policyholder in order to correct any immaterial administrative errors or oversights.

“Evidence of Insurance Coverage” means subscription agreements or certificates of insurance.

“Expenses” is defined in Section 8.6.

“Fair Value” means the price, expressed in terms of cash equivalents, at which property would change hands between a hypothetical willing and able buyer and a hypothetical willing and able seller, each acting at arm’s length in an open and unrestricted market, when neither is under compulsion to buy or sell and when both have reasonable knowledge of the relevant facts.

“Fair Value Opinion” is defined in Section 3.1(b).

“Federal Income Tax Law” means the Tax Code, Treasury Regulations issued thereunder, administrative interpretations thereof and judicial interpretations with respect thereto.

“In Force” is defined in Section 7.3(a).

“Management Agreement” is defined in Section 2.5(c).

“Member” means a Person who is, on a specified date, the Owner of one or more VMIC Policies then In Force.

“Members’ Meeting” is defined in Section 6.1.

“Membership Interest” means all the rights and interests arising under the Articles of Incorporation or By-Laws of VMIC or otherwise by law arising through ownership or issuance of a Policy of VMIC including, but not limited to, any right to vote and any rights which may exist with regard to the net worth of VMIC, including any such rights in liquidation or reorganization of VMIC, but shall not include any other right or interest expressly conferred by a Policy.

“Merger Agreement” is defined in Section 2.2.

“Merger Sub” is defined in the fourth paragraph of the “Summary of the Conversion.”

“Net Earned Premium” means direct written premiums of VMIC paid by an Eligible Policyholder with respect to a Policy, to the extent earned by VMIC, and net of all refunds and cancellations, but without reduction for any reinsurance ceded by VMIC.

“Owner” means with respect to any Policy, the Person or Persons specified or determined pursuant to Section 7.2.

“Person” means an individual, corporation, limited liability company, joint venture, partnership, association, trust, trustee, unincorporated entity or any other form of entity, organization, or government or any department or agency thereof. A Person who is the Owner of Policies in more than one legal capacity (e.g., trustee under separate trusts) shall be deemed to be a separate Person in each capacity.

“Plan” means this Plan of Conversion (including all Exhibits hereto) as it may be amended or modified from time to time in accordance with Section 8.2.

“Policy” is defined in Section 7.1(a).

“Public Hearing” is defined in Section 5.2(c).

“Quota Share Agreement” is defined in Section 2.5(b).

“SAP” means the statutory accounting principles published by the National Association of Insurance Commissioners as required or permitted to be used by Virginia domiciled property and casualty insurers.

“Tax Code” means the Internal Revenue Code of 1986, as amended.

“Virginia Code” means the Virginia Code Annotated.

“VMIC” is defined in the first paragraph of the “Summary of the Conversion.”

“Voting Policyholder” means a Person who, on the Adoption Date, was the Owner of one or more Policies. VMIC may deem a Person to be a Voting Policyholder in order to correct any immaterial administrative errors or oversights.

ARTICLE II

THE CONVERSION

2.1 Statutory Merger. Under the Plan, VMIC will convert to a domestic stock insurer by means of a statutory merger pursuant to Sections 38.2-1005.1 and 13.1-898.1 of the Virginia Code:

(a) Section 38.2-1005.1.C of the Virginia Code permits a mutual insurer to convert to a stock insurer by utilizing a statutory merger.

(b) Section 13.1-898.1.A of the Virginia Code permits a nonstock corporation (such as VMIC) to merge with a stock corporation (such as Merger Sub).

(c) If the surviving corporation in the merger is the nonstock corporation, Section 13.1-898.1.D of the Virginia Code permits the nonstock corporation to become a stock corporation by amending its articles of incorporation at the time of the merger.

2.2 Merger Agreement. VMIC and Merger Sub have executed an Agreement and Plan of Merger dated as of the Adoption Date (the “Merger Agreement”), providing for the statutory merger as described in the Plan. A copy of the Merger Agreement is attached as Exhibit A.

2.3 Effectiveness of Plan.

(a) The effective date of the Conversion (the “Effective Date”) shall be a date determined by VMIC and occurring within one year after the approval of the Plan by the Eligible Policyholders and the Commission. The Conversion shall be deemed to have become effective at 12:01 a.m., Eastern Time, on the Effective Date.

(b) On or prior to the Effective Date, VMIC will file with the Commission articles of merger as required by Section 13.1-898.1 of the Virginia Code. As permitted by Section 13.1-898.1.D, such filing shall include the Amended and Restated Articles of Incorporation for VMIC in the form attached as Exhibit B (the “Amended Articles”), providing for, among other things, VMIC to issue stock and change its name to “Alfa Alliance Insurance Corporation.” Prior to completion of the Conversion, the form of the Amended Articles may be revised in accordance with the provisions and limitations for amending this Plan under Section 8.2 below.

(c) Upon the effectiveness of the Conversion:

(i) the separate existence of VMIC shall not terminate but shall be deemed to be continued by VMIC as a domestic stock insurer, wholly owned by Alfa, with the name “Alfa Alliance Insurance Corporation”;

(ii) all Membership Interests shall be extinguished and Eligible Policyholders shall be entitled to receive in exchange therefor cash in accordance with Article III;

(iii) the Amended and Restated By-Laws of VMIC, which were adopted and approved by the Board on the Adoption Date and a copy of which is attached as Exhibit C (the “Amended By-Laws”), will become effective;

(iv) VMIC’s officers will continue to serve in their capacities without change;

(v) VMIC’s Board of Directors will be comprised of the persons identified on Exhibit D, or such other qualified persons as Alfa Corp. may select;

(vi) VMIC, as part of the Alfa organization, will retain and pay, as and when due, VMIC’s contractual obligations with respect to its pension plan and post-retirement life and medical benefits that were frozen immediately prior to the effectiveness of the Affiliation Agreement; and

(vii) all of VMIC’s certificates of authority, licenses, agent appointments, policy forms and rates shall continue in full force and effect unchanged by the Conversion, except to the extent that the same may need to be changed to reflect the name change and change from a mutual to a stock company.

2.4 Payments. Upon the effectiveness of the Conversion, the following payments will be made:

(a) VMIC will pay the Aggregate Consideration to the Eligible Policyholders in accordance with Section 3.3 of the Plan.

(b) VMIC will pay, in cash or other assets acceptable to the parties, the total amount of principal and interest owed to Alfa Mutual Fire Insurance Company under the surplus note dated March 26, 2002, as amended on October 20, 2003, which has an outstanding principal balance of $5,000,000.

(c) VMIC will pay in cash the total amount of principal and interest that it owes under all other outstanding surplus notes, estimated to be approximately $300,000 in the aggregate.

(d) Alfa Corp. will capitalize VMIC with cash or other assets as required by applicable Virginia law.

2.5 Effect of the Conversion on Affiliation Agreement and Other Agreements.

(a) Upon the effectiveness of the Conversion, the Affiliation Agreement will be terminated. Pursuant to the Conversion, VMIC will become a wholly owned subsidiary of Alfa Corp., and the Affiliation Agreement will no longer be applicable or necessary.

(b) The Quota Share Reinsurance Treaty entered into on August 10, 2001 by VMIC and Alfa Mutual Fire Insurance Company (the “Quota Share Agreement”) will continue in full force and effect through December 31, 2006, or such other date as Alfa Corp. may reasonably determine. It is the intent of Alfa that VMIC will become a participant in the reinsurance pool that includes Alfa’s other affiliated insurance companies, and at such time the Quota Share Agreement will be terminated.

(c) The Amended and Restated Management and Operating Agreement and the Addendum #1 entered into on August 9, 2001 by Alfa Mutual Insurance Company, VMIC and other affiliates of Alfa, as subsequently amended (the “Management Agreement”), will remain in full force and effect. Pursuant to the Management Agreement, Alfa Mutual Insurance Company provides to VMIC a number of management services that VMIC will need to continue to receive as a wholly owned subsidiary of Alfa Corp.

ARTICLE III

ALLOCATION AND DISTRIBUTION OF CONSIDERATION

TO ELIGIBLE POLICYHOLDERS

3.1 Determination of Aggregate Consideration.

(a) The aggregate consideration to be distributed by VMIC pursuant to the Plan shall be $1,500,000 (which represents the Fair Value of VMIC) less the Expenses of the transaction (the “Aggregate Consideration”).

(b) VMIC has received the opinion of The Financial Valuation Group of Florida, Inc., a copy of which is attached as Exhibit E (the “Fair Value Opinion”), to the effect that the Fair Value of VMIC is approximately $1,440,000. It shall be a condition to the effectiveness of the Conversion that, on the Effective Date, the Fair Value Opinion has not been rescinded or modified.

3.2 Allocation of Aggregate Consideration. Upon effectiveness of the Conversion, each Eligible Policyholder shall become entitled to receive a portion of the Aggregate Consideration in accordance with the following procedures:

(a) For each Policy that was In-Force on the Effective Date, VMIC shall determine the amount of Net Earned Premiums paid to VMIC pursuant to such Policy during the Calculation Period.

(b) VMIC shall then add together all Net Earned Premiums during the Calculation Period for all In-Force Policies determined pursuant to subsection (a).

(c) With respect to each Policy that was In-Force on the Effective Date, VMIC shall then multiply the Aggregate Consideration by a fraction, the numerator of which is the Net Earned Premiums for that Policy as determined pursuant to subsection (a), and the denominator of which is the total Net Earned Premiums for all In-Force Policies as determined pursuant to subsection (b).

(d) If the computation described in subsection (c) results in a payment for any In-Force Policy of less than $2.00, such amount shall not be paid to the Eligible Policyholder of such Policy, in light of the administrative and mailing costs of such a small payment. Instead, any In Force Policies that would otherwise receive a payment hereunder of less than $2.00 shall be omitted from the process and shall not receive any payment. VMIC shall recompute the amounts required by subsections (a), (b) and (c) omitting such Policies, so that the full amount of the Aggregate Consideration is still paid, shared by the remaining In-Force Policies.

3.3 Payment of Aggregate Consideration.

(a) As soon as practicable after the Effective Date, with no action required on the part of the Eligible Policyholders, VMIC shall pay to each Eligible Policyholder the amount of cash owed to such Eligible Policyholder pursuant to the terms of Section 3.2. Each such payment shall be paid by means of a company check and will be mailed to the applicable Eligible Policyholder via the U.S. Postal Service.

(b) In VMIC’s discretion, VMIC may send separate checks for each In-force Policy entitled to receive a payment, or VMIC may aggregate payments for an Eligible Policyholder who has more than one such In-Force Policy.

(c) In the event that more than one Person constitutes a single Owner of a Policy, the check described in Section 3.3(a) shall be made payable to all such Persons jointly.

(d) Immediately upon the effectiveness of the Conversion, all Membership Interests shall automatically be extinguished, without any action on the part of any Eligible Policyholder or other Owner, and all Eligible Policyholders shall hold in exchange therefor only the right to receive payments in accordance with this Article III.

ARTICLE IV

TAX EFFECTS TO ELIGIBLE POLICYHOLDERS

4.1 Tax Effects.

(a) An Eligible Policyholder will generally recognize capital gain or loss on the disposition of his or her Membership Interest pursuant to the Conversion equal to the difference between the amount of cash received pursuant to the terms of Section 3.2 less such Eligible Policyholder’s adjusted tax basis in his or her Membership Interest. Under the Internal Revenue Service’s rulings, an Eligible Policyholder has a zero basis in his or her Membership Interest. See Rev. Rul. 71-233. Recently, it as been argued by certain persons that an owner of a mutual insurance company has a basis greater than zero in his or her ownership interest. Eligible Policyholders should consult their own tax advisers as to their tax basis in their Membership Interests. Capital gain or loss on the disposition will be long-term if the Eligible Policyholder’s holding period for the Membership Interest is more than one year. Long-term capital gain recognized by an individual is currently taxed at a maximum rate of 15%. The deductibility of capital losses is subject to limitation.

(b) The foregoing is a general discussion of the material U.S. federal income tax consequences of the Conversion to the Eligible Policyholders. This

discussion does not address any foreign tax consequences, state or local tax consequences or other U.S. federal tax consequences, such as estate and gift taxes. Further, this discussion only addresses the tax consequences to Eligible Policyholders that are U.S. persons.

(c) An Eligible Policyholder is a U.S. person if such policyholder is any of the following: (i) an individual that is a citizen or resident of the U.S.; (ii) a corporation, other entity taxable as a corporation or a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) created or organized in or under the law of the United States or of any political subdivision over the administration thereof; (iii) an estate, the income of which is included in gross income for U.S. tax purposes regardless of its source; or (iv) a trust, if (1) a U.S. court can exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial trust decisions, or, if (2) the trust was in existence on August 20, 1996 and it has validly elected to continue to be treated as a U.S. person within the meaning of the Tax Code.

(d) This discussion is based on existing law, regulations, administrative rulings and judicial opinions. No assurance can be given that changes in law or regulation or forthcoming opinions or decisions will not modify the conclusions expressed above. This discussion addresses only those holders who hold Membership Interests as capital assets and does not take into account special circumstances of certain holders, such as those of Eligible Policyholders that received their Membership Interests for services, brokers, dealers in securities or currencies, financial institutions, tax-exempt entities, governmental entities, insurance companies, persons liable for alternative minimum tax, U.S. persons whose “functional currency” is not the U.S. dollar, U.S. expatriates, persons holding notes as part of a hedging, integrated, conversion or constructive sale transaction or a straddle, as the case may be.

ARTICLE V

APPROVAL BY THE COMMISSION

5.1 Filing of the Plan and Related Documents with the Commission. As soon as practicable after the Adoption Date, VMIC shall make a filing with the Commission, which shall include the following:

(a) the Plan, together with all its Exhibits, which include the Merger Agreement, the proposed Amended Articles and Amended By-Laws of VMIC, the Fair Value Opinion and the list of new directors of VMIC;

(b) the draft form of proxy to be solicited from Voting Policyholders together with all material to be distributed in connection with such solicitation; and

(c) any other information and documents as requested by the Commission.

5.2 Commission’s Approval and Public Hearing.

(a) The Plan is subject to the approval of the Commission.

(b) Upon receipt of the Plan and other documents specified in Section 5.1 above, the Commission shall conduct a review of the Plan. The Commission may retain, at VMIC’s expense, any qualified expert not a member of its staff to assist in its review of the Plan.

(c) The Commission shall order a public hearing on the Plan (the “Public Hearing”), at which every Voting Policyholder shall have the opportunity to be heard. The Public Hearing shall be conducted on a date determined by the Commission, but as expeditiously as possible after the Commission’s receipt of the Plan and other documents specified in Section 5.1. Notice of the Public Hearing, in such form as shall be approved by the Commission, shall be provided to Voting Policyholders by means of publication in newspapers of general circulation in the States of Virginia and North Carolina. In compliance with VMIC’s By-Laws and Section 13.1-842 of the Virginia Code, such notice of the Public Hearing shall be provided not less than 10 days nor more than 50 days before the scheduled date of the Public Hearing.

(d) In accordance with such procedures as the Commission may prescribe, any Voting Policyholder and any other Person interested in the Plan may present written or oral statements at the Public Hearing. The Commission shall take statements so presented into consideration in making the determination to approve the Plan.

(e) After the Public Hearing, the Commission shall approve the Plan if it determines that the provisions of Section 38.2-1005.1.B of the Virginia Code have been complied with and that the Plan is fair and equitable to the Members. The following describes each of the requirements of Section 38.2-1005.1.B and how VMIC and Alfa Corp. intend to satisfy each, understanding that the Commission will make its own independent determination with respect to each requirement:

1.	The terms and conditions of the Plan are fair and equitable to the policyholders of VMIC.

The Board, which is comprised solely of Alfa representatives, has unanimously determined that the Plan is fair and equitable to the Members, both as to their Membership Interests and as to their contractual interests as policyholders of VMIC. In reaching this determination, the Board considered the following factors:

•	Opinion Regarding Fair Value. VMIC engaged an independent financial adviser to review VMIC, and such adviser delivered an opinion to the effect that the Fair Value of VMIC is approximately $1,440,000.

•	Cash Payment for Membership Interests. The Conversion will provide Eligible Policyholders with an opportunity to receive cash in exchange for their otherwise illiquid Membership Interests. Thus, Eligible Policyholders will realize economic value from their Membership Interests that is not currently available to them if VMIC remains a mutual company.

•	No Compensation of Directors, Officers, Agents and Employees. No director, officer, insurance agent or employee of VMIC, Alfa Corp. or any Alfa affiliates shall receive any fee, commission or other valuable consideration whatsoever, other than their usual salary and compensation, for in any manner aiding, promoting or assisting in connection with the transactions contemplated by the Conversion.

•	Limited Benefits in Remaining a Mutual Company. Even though Alfa’s assistance and control through the affiliation arrangement has helped VMIC regain solid financial operations, sustainable growth for the future is difficult and administratively cumbersome. As a wholly owned stock subsidiary of Alfa Corp. following the Conversion, VMIC will become part of an organization that has a more than fifty-year history of financial stability. VMIC could potentially be included as a 100% participant in Alfa’s current reinsurance pooling arrangement. This participation would allow all of VMIC’s policyholder liabilities to be aggregated with the other members of the pooling arrangement, and VMIC will have a greater assurance of maintaining the “Excellent” rating from A.M. Best Company that the other Alfa property and casualty insurers in the group currently hold.

•	No Change to Policies. All Policies of VMIC that are In Force on the effective date of the Conversion shall continue In Force under the terms of those Policies, except that all voting and other membership rights of the policyholders provided for under the Policies or under the laws of the Commonwealth of Virginia, shall be extinguished on the Effective Date of the Conversion.

2.	The Plan is subject to approval by a vote of more than two-thirds of all votes cast on the plan at a meeting of the members of VMIC called for that purpose at which a quorum is present.

As more particularly described in Article VI of the Plan, VMIC will hold a special meeting of Members called for the purpose of approving the Conversion. The Conversion is subject to the approval of not less than two-thirds of the votes of the Voting Policyholders cast thereon by ballot, by proxy or in person at a meeting at which a quorum is present. Pursuant to Section II of the current By-Laws of VMIC, at least 25 Members must be present at the meeting either in person or by proxy in order for a quorum to be present.

3.	The Plan allocates and directs that the entire stock ownership interests and other consideration to be distributed pursuant to the Plan be distributed to the policyholders of the domestic mutual insurer.

As more particularly described in Article III of the Plan, the Fair Value of VMIC, net of the Expenses of the transaction, will be distributed to the Eligible Policyholders. No other consideration will be distributed in the Conversion. Thus, all of the consideration being paid for the Conversion will be paid to the policyholders. Alfa Corp. will provide the cash necessary to pay the Eligible Policyholders and in exchange will receive all of the stock of VMIC.

4.	In the case of a domestic mutual insurer that converted from a health services plan that was in existence prior to December 31, 1987, the Plan allocates and distributes to the State Treasurer, in addition to any shares of stock that the Commonwealth may be entitled to receive as a policyholder, shares of stock or cash or both with a value equal to the surplus, computed in accordance with generally accepted accounting principles, of such health services plan on December 31, 1987, plus ten million dollars.

This requirement is not applicable to VMIC.

5.	Immediately after the Conversion, VMIC will have the fully paid capital stock and surplus required by applicable law.

Section 38.2-1028 of the Virginia Code requires that VMIC have fully paid in capital of at least $1 million and surplus of at least $3 million. As described in Section 2.4(d), on the Effective Date Alfa Corp. will make a capital contribution to VMIC of cash and/or other assets sufficient to capitalize VMIC as required by applicable Virginia law.

(f) The Commission’s approval of the Plan shall be an approval of all transactions described herein, including approval of the Merger Agreement, the Amended Articles and the Amended By-Laws. If the Commission determines that the terms of the Plan (including the consideration to be paid to Eligible Policyholders) are fair, reasonable and adequate, such approval may be relied upon by VMIC and Alfa in not registering the issuance of VMIC stock under the federal Securities Act of 1933. The Commission’s approval shall be set forth in a written order, and VMIC shall not hold the Members’ Meeting described in Article VI unless and until it has received such order.

ARTICLE VI

APPROVAL BY POLICYHOLDERS

6.1 Members’ Meeting. VMIC shall hold a special meeting of Members (the “Members’ Meeting”) held not less than 25 nor more than 60 days from the date that the notice of the Members’ Meeting is given in accordance with Section 6.2. At the Members’ Meeting, the Voting Policyholders shall be entitled to vote on the proposal to approve the Conversion by ballot, by proxy or in person at the Members’ Meeting.

6.2 Notice of Members’ Meeting. After receiving the approval of the Commission as described in Article V, VMIC shall mail notice of the Members’ Meeting via the U.S. Postal Service to all Voting Policyholders as provided herein. The notice shall provide the date, time, place of the Members’ Meeting and the purpose for which the Members’ Meeting has been called, and shall be accompanied by a copy of the Plan. The notice shall state that the Commission has approved the Plan but that such approval does not constitute a recommendation that Members vote to adopt the Plan.

6.3 Requirement for Approval. Pursuant to Sections 38.2-1005.1.B and 13.1-895 of the Virginia Code, the Conversion is subject to the approval of not less than two-thirds of the votes of the Voting Policyholders cast thereon by ballot, by proxy or in person at the Members’ Meeting at which a quorum is present. Pursuant to Section II of the current By-Laws of VMIC, at least 25 Members must be present at the Members’ Meeting either in person or by proxy in order for a quorum to be present.

6.4 Voting Rights. Pursuant to Section II of the current By-Laws of VMIC, each Voting Policyholder shall be entitled to one vote regardless of the number of Policies or amount of insurance and benefits held by or issued to such Voting Policyholder. Two or more Persons who are collectively the Owner of a Policy and who are, therefore, one Member shall be deemed one Voting Policyholder for purposes of voting and collectively shall be entitled to one vote. The notice of the Members’ Meeting mailed to each Voting Policyholder as described in Section 6.2 shall include a ballot and self-addressed stamped envelope so that each Voting Policyholder may vote, or grant his proxy to VMIC, in advance of the Members’ Meeting by returning the ballot to VMIC. VMIC will not make available any other means of advance voting, such as Internet or telephone voting.

6.5 Effect of Policyholder Approval. Approval of the Plan by the Voting Policyholders shall be an approval of all transactions described herein, including approval of the Merger Agreement, the Amended Articles and the Amended By-Laws.

ARTICLE VII

POLICIES

7.1 Policies.

(a) For the purposes of the Plan, the term “Policy” means each original auto, homeowners, commercial liability and other insurance policy that has been directly issued by VMIC or assumed by VMIC on an assumption reinsurance basis.

(b) The following policies and contracts shall be deemed not to be Policies for purposes of the Plan:

(i) any reinsurance assumed by VMIC as a reinsurer on an indemnity basis;

(ii) any administrative services agreements; and

(iii) any policy issued by VMIC and ceded to another insurance company via assumption reinsurance.

7.2 Determination of Ownership. The Owner of any Policy as of any date specified in the Plan shall be determined by VMIC on the basis of Company Records as of such date in accordance with the following provisions:

(a) The Owner of a Policy shall be the holder of the Policy as shown on Company Records, as described with greater specificity in Sections 7.2(b), (c), (d) and (h).

(b) If an individual Policy contains ownership provisions and the Owner is named therein, then the Owner is the Person named as such in the Policy, as shown on Company Records.

(c) If an individual Policy does not contain ownership provisions, or contains such provisions but an Owner is not named therein, the Owner shall be the Person determined in good faith by VMIC.

(d) The Owner of a Policy that is a group insurance policy shall be the Person or Persons specified in the master policy as the policyholder, unless no policyholder is so specified, in which case the Owner shall be the Person or Persons to whom or in whose name the master policy shall have been issued, as shown on Company Records, provided that each holder, as shown on Company Records, of Evidence of Insurance Coverage issued by VMIC under a group insurance policy issued to a Company Trust shall be deemed to be an Owner of a Policy, and such holder, and not the trustee of any such Company Trust, nor any other Person with an interest in such policy or contract, shall be deemed an Eligible Policyholder or an Owner, as applicable.

(e) Notwithstanding Sections 7.2(a), (b), (c) and (d), the assignee of a Policy that has been assigned to another Person by an assignment of ownership thereof absolute on its face and filed with VMIC, in accordance with the provisions of such Policy and VMIC’s rules with respect to the absolute assignment of such Policy in effect at the time of such assignment, shall be the Owner of such Policy as shown on Company Records. Unless an assignment satisfies the requirements specified for such an assignment in this Section 7.2(e), the determination of the Owner of a Policy shall be made without giving effect to such assignment.

(f) Except as otherwise set forth in this Article VII, the identity of the Owner of a Policy shall be determined without giving effect to any interest of any other Person in such Policy.

(g) In no event may there be more than one Owner of a Policy, although more than one Person may constitute a single Owner. If a Person owns a Policy with one or more other Persons, they will constitute a single Owner with respect to the Policy.

(h) In any situation not expressly covered by the foregoing provisions of this Section 7.2, the policyholder, as reflected on Company Records and as determined in good faith by VMIC, shall, subject to a contrary decision by the Commission pursuant to Section 7.2(j), conclusively be presumed to be the Owner of such Policy for purposes of this Section 7.2 and, except for administrative errors, VMIC shall not be required to examine or consider any other facts or circumstances.

(i) The mailing address of an Owner as of any date for purposes of the Plan shall be the Owner’s last known address as shown on Company Records as of such date.

(j) Any dispute as to the identity of the Owner of a Policy or the right to vote or receive consideration shall be resolved in accordance with the provisions of this Section 7.2 and such other procedures as may be acceptable to the Commission.

7.3 In Force Policies.

(a) A Policy shall be deemed to be in force (“In Force”) as of any date if, as shown on Company Records (A)(i) such Policy has been issued and is in effect or (ii) such Policy has not been issued but (x) has an effective date on or before such date and (y) VMIC’s administrative office has received with respect to such Policy on or before such date either (xx) an application complete on its face or (yy) payment of full initial premium (or such lesser amount required by VMIC’s normal administrative procedures) and sufficient information to effect a contract of insurance according to VMIC’s normal administrative procedures for coverage to be effective, provided that any Policy referred to in this clause (ii) is issued as applied for, and (B) such Policy has not matured by death or otherwise or been surrendered or otherwise terminated; provided that a Policy shall be deemed to be In Force after lapse for nonpayment of premiums until expiration of any applicable grace period (or other similar period however designated in such Policy) or any extension of such grace period in accordance with VMIC’s normal administrative procedures, during which time the Policy is in full force for its basic benefits.

(b) The date of the surrender, cancellation or termination of a Policy shall be as shown on the Company Records.

7.4 Status of Policies on the Effective Date. Each Policy that is In Force on the Effective Date shall remain in force as a Policy of VMIC in accordance with the terms of such Policy, except that, as of the Effective Date: (i) all voting rights of the holder of such Policy shall be extinguished, (ii) all rights of the holder of such Policy to share in the surplus of VMIC shall be extinguished, and (iii) none of such Policies shall thereafter be subject to assessment.

ARTICLE VIII

ADDITIONAL PROVISIONS

8.1 Interpretation of the Plan. The Board of VMIC shall have the exclusive authority to interpret and apply the provisions of the Plan to particular facts and circumstances and to make all determinations necessary or desirable to implement the Plan. Any such interpretation, application or determination made in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be final, conclusive and binding upon all Persons, and neither VMIC, Alfa Corp. nor any of their affiliates, nor any of their respective directors, officers, employees or agents, shall be liable to any Person(s) in connection with the interpretation, application or determination.

8.2 Amendment. The Plan may be amended as follows:

(a) Before Approval by the Commission. The Plan may be amended at any time before it is approved by the Commission by the affirmative vote of two-thirds of the directors of VMIC then in office and two-thirds of the directors of Alfa Corp. then in office; provided, however, that any such amendment shall be communicated promptly to and filed with the Commission.

(b) After Approval by the Commission. The Plan may be amended at any time after its approval by the Commission and prior to approval by the Voting Policyholders by the affirmative vote of two-thirds of the directors of VMIC then in office and two-thirds of the directors of Alfa Corp. then in office; provided, however, that any such amendment shall also be filed with and subject to approval by the Commission.

(c) After Approval by Voting Policyholders. The Plan may be amended at any time after its approval by the Voting Policyholders and prior to the Effective Date by the affirmative vote of two-thirds of the directors of VMIC then in office and two-thirds of the directors of Alfa Corp. then in office; provided, however, that any such amendment shall also be filed with and subject to approval by the Commission; and provided further that if such amendment is determined by the Commission to be material, such amendment shall be subject to approval by the affirmative vote of at least two-thirds of the votes cast at a meeting of the Voting Policyholders called for that purpose.

(d) Certain Conforming Amendments. In the event that the Commission adopts mandatory regulations applicable to the Conversion prior to the Effective Date, or regulations containing optional provisions, the Plan may be amended to conform to such regulations or such optional provisions at any time prior to the Effective Date by the affirmative vote of two-thirds of the directors of VMIC then in office and two-thirds of the directors of Alfa Corp. then in office, and no further approval by the Voting Policyholders shall be required.

(e) Binding Upon Policyholders. By approving the Plan, the Voting Policyholders authorize the amendment of the Plan in accordance with this Section 8.2, and the termination of the Plan in accordance with Section 8.3

8.3 Termination. The Plan may be terminated at any time prior to the Effective Date by the affirmative vote of two-thirds of the directors of VMIC then in office and two-thirds of the directors of Alfa Corp. then in office.

8.4 Compensation of Directors, Officers, Agents and Employees. No director, officer, insurance agent or employee of VMIC, Alfa Corp. or any Alfa affiliates shall receive any fee, commission or other valuable consideration whatsoever, other than their usual salary and compensation, for in any manner aiding, promoting or assisting in connection with the transactions contemplated by the Conversion.

8.5 Notices. If VMIC complies substantially and in good faith with the notice requirements of Section 13.1-842 of the Virginia Code with respect to the giving of any required notice to Voting Policyholders, its failure to give any Voting Policyholder a required notice shall not impair the validity of any action taken under Section 38.2-1005.1 of the Virginia Code.

8.6 Costs and Expenses. The following costs and expenses related to the Plan and the Conversion (the “Expenses”) shall be borne by VMIC and deducted in determining the Aggregate Consideration: one-half of the legal fees; one-half of the costs for soliciting proxies from the Voting Policyholders, including printing and mailing the information statement and otherwise contacting the Voting Policyholders; and all of the costs of the outside financial adviser engaged by the Commission. All other fees, expenses and costs related to the Plan and the Conversion shall be borne by Alfa Corp. and shall not be deducted in order to determine Aggregate Consideration.

8.7 Governing Law. The terms of the Plan shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia.

8.8 Miscellaneous. The captions contained in this Plan are for reference purposes only and are not part of the Plan. All references herein to articles, sections and exhibits shall be deemed references to such parts of the Plan, unless the context shall otherwise require. For purposes of the Plan, the words “hereof,” “herein,” “hereby” and other words of similar import refer to the Plan as a whole unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in the Plan, they shall be deemed to be followed by the words “without limitation.” Whenever the singular is used herein, the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate. All dollar references in the Plan are to the currency of the United States.

[Signatures on Next Page]

IN WITNESS WHEREOF, each of Virginia Mutual Insurance Company and Alfa Corporation, acting by authority of its Board of Directors, has caused the Plan to be duly executed this 7th day of September, 2006.

VIRGINIA MUTUAL INSURANCE COMPANY

By:	/s/ Douglas S. Joyce
Name:	Douglas S. Joyce
Title:	President

Attest:

By:	/s/ H. Al Scott
Corporate Secretary

ALFA CORPORATION

By:	/s/ Stephen G. Rutledge
Name:	Stephen G. Rutledge
Title:	Senior Vice President, Chief
Financial Officer and Chief
Investment Officer

Attest:

By:	/s/ H. Al Scott
Corporate Secretary